UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2008

WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (256) 353-1310

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2008, Wolverine Tube, Inc. (“Wolverine”) entered into a Commitment to Provide Financing with Plainfield Special Situations Master Fund Limited (“Plainfield”) and The Alpine Group, Inc. (“Alpine”) (the “Commitment”) whereby Plainfield and Alpine committed to providing certain financing to Wolverine. Pursuant to the terms of the Commitment, Plainfield committed to refinance the $38,300,000 of 7.375% Senior Notes it holds by extending the maturity from August 1, 2008 to March 28, 2009 in exchange for an increase in the interest rate to 10.5% per annum. Wolverine accepted Plainfield’s offer by providing written notice of acceptance on March 14, 2008. Additionally, Alpine committed to purchase up to 10,000 shares of Series B Convertible Preferred Stock from the Company at a purchase price of $1,000 per share. The Series B Convertible Preferred Stock will have substantially the same terms and conditions as the outstanding Series A Convertible Preferred Stock, with an initial cumulative dividend rate of 8.50% per annum. The rights and seniority of the Series B Convertible Preferred Stock will be ratable and pari passu with those of the Series A Convertible Preferred Stock. Wolverine accepted Alpine’s offer by providing written notice of acceptance on March 14, 2008.

Pursuant to the Commitment, Wolverine agreed to pay to Plainfield a cash fee of 3% of the $38,300,000 senior notes being refinanced. Additionally, Wolverine agreed to pay Alpine a cash fee of 3% of the aggregate purchase price of the Series B Convertible Preferred Stock. Wolverine paid two-thirds of both such fees concurrently with its acceptance of the Commitment and the final one-third of such fees will be paid at the closing of the preferred stock and senior notes refinancing, which is to take place on March 20, 2008.

The foregoing summary is qualified in its entirety by the full text of the Commitment attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Commitment to Provide Financing, dated as of March 10, 2008, by and among Wolverine, Plainfield and Alpine.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: March 18, 2008

WOLVERINE TUBE, INC.

By:	/s/ David A. Owen
David A. Owen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Commitment to Provide Financing, dated as of March 10, 2008, by and among Wolverine, Plainfield and Alpine.